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                                                                 EXHIBIT 10.22

[WASHINGTON LOGO]


         STEPHEN G. HANKS
         President



     January 5, 2001


     Charles Oliver
     600 Lobo Trail
     Hamilton, MT 59840

     RE: OFFER OF EMPLOYMENT

     Dear Charlie:

     On behalf of Washington Group International (the "Company"), I am pleased to offer you employment pursuant to the terms and conditions set forth in this letter and subject to Board of Director approval.

1) POSITION AND SERVICES TO BE RENDERED. The Company hereby agrees to employ you as Senior Executive Vice President and Chief Business Development Officer. You accept such employment and agree to devote your time and attention exclusively to rendering services to the Company. You will report to the Company's President. Your actual first date of active employment with the Company will be January 1, 2001 (the "Effective Date").

2) SALARY. You will receive an annual salary of $435,000 commencing as of January 1, 2001, payable in accordance with the Company's normal payroll practice (i.e., every two weeks). Your position will be a regular full-time position. The Company will review your base salary annually to determine any increase.

3) ANNUAL CASH BONUS. You will have a bonus target of 100% of your base salary, and your actual bonus will be determined at the end of each fiscal year by the Compensation Committee of the Board of Directors.

4) STOCK OPTIONS. Subject to approval by the Covered Employees Subcommittee ("the Subcommittee") of the Compensation Committee, and ratification by the Compensation Committee and by the Board of Directors, you will be granted options to purchase 100,000 shares of the Company's common stock, under the Company's Stock Option Plan, at a price equal to the per share closing price of the Company's stock on the date the grant is approved by the Board of Directors. It is anticipated that this approval will be granted on or about January 26, 2001. The options shall all vest on January 1, 2003. The

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                                                                  Charles Oliver
                                                                 January 5, 2001
                                                                          Page 2

     Board of Directors has the authority to change the vesting period. The exercise period of these options will be five years from the date of grant.

5) FRINGE BENEFITS. You will be entitled to all other group plan and other benefits that are normally offered to regular full-time salaried employees:

     o 401(k) Savings Plan: The Company will match every dollar you contribute to the plan, up to 5% of your eligible compensation (maximum eligible compensation is $170,000).

     o Group medical and dental plan and all other benefits as described in the Handbook.

     o Life Insurance and Short Term Disability. You will be eligible for term life insurance at 1x base salary and short term disability insurance at 60% salary replacement, paid by the Company.

     o Vacation: The Company's PTO policy provides for three weeks of paid time off during each of the first 5 years of service, 4 weeks during years 5-19, and 5 weeks after 20 or more years of service.

6) DEFERRED COMPENSATION PLAN: The Company has a deferred compensation plan for certain levels of management; as a key employee and senior executive of the company you would be eligible to participate. This plan allows for deferrals of up to 50% of base salary and up to 100% of bonuses.

7) OTHER EXECUTIVE BENEFITS: You shall be entitled to an annual Company paid physical. In addition, you shall be entitled to receive a Company paid business club membership.

8) An apartment in Boise will be provided for you at Company expense. Your compensation will be increased to offset any imputed income tax on the Company paid apartment. Further, the Company will reimburse you for expenses to travel to your home in Missoula every two weeks.

9)   CONTINGENCIES. This employment offer must be contingent upon the following:

     a. Your passing of a drug screen test, pursuant to the Company's Substance Abuse Prevention Program, and your continued compliance with such program. After reporting to work, you will also be required to complete an "Employment Certification" form that complies with the passing of the Drug-Free Workplace Act of 1988.

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                                                                  Charles Oliver
                                                                 January 5, 2001
                                                                          Page 3

     b.  Your compliance with the following laws:

       o In accordance with Public Law 99-603, the Immigration and Naturalization Act of 1986, this offer is made pending receipt of verifiable documentation from you confirming your eligibility for employment under the terms and conditions of this Act. Proof of U.S. citizenship or adequate identification is required before any hire can be processed. You must present acceptable documents for employment eligibility verifications when you report for your first day of work.

       o In accordance with Public Law 100-679, the Office of Federal Procurement Policy Act Amendments of 1988, the Company is prohibited, for a period of two years, from hiring former government officials or employees (military or civilian) who participated personally and substantially in the conduct of any Federal agency procurement. Consequently, this offer is contingent upon receipt of information from you that your employment with the Company will not result in a violation of the Procurement Policy Act. You will be required to complete an employee certification form verifying your prior employment before your employment with the Company begins.

     By accepting this employment offer, you agree to the terms and conditions established herein. To indicate your acceptance of this offer, please sign the facsimile copy of this letter and return it to me. An original will be provided for your signature at a later date. If you have any questions, please do not hesitate to contact me.

     Sincerely,

     /s/ S. G. Hanks

     Stephen G. Hanks


     Attachment


     AGREED AND ACCEPTED:

     /s/ Charles Oliver
     ---------------------------------
     Charles Oliver

     DATE:

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